Exhibit 3.1

OI-312969

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

I-Mab

When translated in English is,

(Heaven Organism)

having by Special resolution dated 24th day of October Two Thousand Twenty-Five changed its name, is now incorporated under name of

NovaBridge Biosciences

Given under my hand and Seal at George Town in the Island of Grand Cayman this 27th day of October Two Thousand Twenty-Five

An Authorised Officer, Registry of Companies, Cayman Islands.

Authorisation Code : 573972531558 www.verify.gov.ky

27 October 2025